                                                       RULE NO. 424(b)(5)
                                                       REGISTRATION NO. 33-66116

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE INFORMATION CONTAINED HEREIN   +
+ARE SUBJECT TO COMPLETION OR AMENDMENT AND PROSPECTIVE PURCHASERS ARE         +
+REFERRED TO THE RELATED FINAL PROSPECTUS SUPPLEMENT FOR DEFINITIVE            +
+INFORMATION ON ANY MATTER CONTAINED HEREIN. THIS PRELIMINARY PROSPECTUS       +
+SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN    +
+OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY           +
+JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL + +PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH +
+JURISDICTION.                                                                 +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 6, 1996

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 3, 1996)

                                  $65,500,000

                             UNION ELECTRIC COMPANY
                                SERIES A SKIS/(SM)/
                     % SUBORDINATED CAPITAL INCOME SECURITIES
             (SERIES A SUBORDINATED DEFERRABLE INTEREST DEBENTURES)
                                 -------------
  The      % Subordinated Capital Income Securities (Series A Subordinated
Deferrable Interest Debentures) (the "Debentures") are unsecured debt securities of Union Electric Company (the "Company") which will mature on December 15, 2036. Interest on the Debentures is payable semi-annually on June 15 and December 15 in each year, commencing June 15, 1997, except under circumstances described herein during and under which payment of interest on the Debentures may be deferred. The Debentures will not be redeemable prior to December 15, 2006; thereafter, the Debentures will be redeemable at the option of the Company, in whole or in part, on or after December 15, 2006 at the redemption prices set forth herein together with accrued interest to the redemption date. The Debentures will be represented by a Global Security that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and will be available for purchase in denominations of $1,000 and any integral multiple thereof. Each $1,000 principal amount of Debentures is referred to herein as a "Debenture." See "Certain Terms of the Debentures."

  The obligations of the Company under the Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1.8 billion.

                                 -------------

  SEE "RISK FACTORS" ON PAGE S-4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE DEBENTURES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE DEBENTURES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.
                                 -------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED  UPON THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS SUPPLEMENT  OR
    THE PROSPECTUS TO WHICH  IT RELATES. ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                       Proceeds
                                               Price to  Underwriting     to
                                               Public(1) Discount(2)  Company(3)
--------------------------------------------------------------------------------
Per Debenture.................................      %            %           %
--------------------------------------------------------------------------------
Total.........................................  $           $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from the date of original issuance.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of $60,000 payable by the Company.
                                 -------------

  The Debentures are offered by the Underwriter, as specified herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry only form through the facilities of DTC in New York, New York, on
or about December   , 1996, against payment therefor in immediately available
funds.
                                 -------------
                                LEHMAN BROTHERS

December   , 1996
-----
/(SM)/Lehman Brothers Inc. has applied to register SKIS as a service mark.

                              SELECTED INFORMATION

  The following material, which is presented herein solely to furnish limited introductory information regarding the Company and the offering, has been selected from or is based upon, is qualified in its entirety by, and should be read together with, the detailed information and financial statements included and incorporated by reference into this Prospectus Supplement and in the accompanying Prospectus.

                                  THE OFFERING

Securities Offered..................  $65,500,000 aggregate principal amount of Debentures due December
                                       15, 2036.

Interest Payment Dates..............  June 15 and December 15 in each year, commencing June 15, 1997, except
                                       under circumstances described herein
                                       during and under which payment of
                                       interest on the Debentures may be
                                       deferred.

Redemption..........................  The Debentures will not be redeemable prior to December 15, 2006;
                                       thereafter, the Debentures are
                                       redeemable at the option of the
                                       Company, in whole or in part, at any
                                       time on or after December 15, 2006
                                       and prior to maturity upon not less
                                       than 30 nor more than 60 days'
                                       notice at the redemption prices set
                                       forth herein together with accrued
                                       interest to the redemption date.

Subordination.......................  The obligations of the Company under the Debentures are subordinate and
                                       junior in right of payment to Senior
                                       Indebtedness (as defined in the
                                       accompanying Prospectus) of the
                                       Company. As of September 30, 1996,
                                       outstanding Senior Indebtedness of
                                       the Company aggregated approximately
                                       $1.8 billion.

                             UNION ELECTRIC COMPANY

Business............................  Principally, the generation, transmission, distribution and sale
                                       of electricity.

Service Area........................  Electric service to an approximately
                                       24,500 square mile area primarily
                                       covering the eastern and central
                                       portions of Missouri, and portions
                                       of Illinois adjacent to St. Louis,
                                       Missouri; and gas service to 90
                                       Missouri communities and Alton,
                                       Illinois, and vicinity.

Service Area Population               Electric--2,600,000; Gas--360,000
(estimated).........................

Customers...........................  Electric--1,133,000; Gas--120,000

Revenue Distribution (12 months
 ended September 30, 1996)..........
                                      Electric--95.7%; Gas--4.3%

Sources of Kwh Generation (12
 months ended September 30, 1996)...
                                      Coal--68.1%; Nuclear--28.5%; Hydro--
                                       3.4%

Property and Plant, net (as of        $5.3 billion
September 30, 1996).................

Pending Merger......................  As described in the accompanying
                                       Prospectus, the Company has entered
                                       into an Agreement and Plan of Merger
                                       pursuant to which the Company and
                                       CIPSCO Incorporated ("CIPSCO") will
                                       combine to form a new registered
                                       public utility holding company
                                       subject to satisfaction of certain
                                       conditions. Consummation of the
                                       merger will not affect the Company's
                                       obligations with respect to the
                                       Debentures or its other
                                       indebtedness. See "Recent Merger
                                       Developments."

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                        12 MONTHS ENDED
                         ------------------------------------------------------------------------------
                         SEPTEMBER 30, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                             1996          1995         1994         1993         1992         1991
                         ------------- ------------ ------------ ------------ ------------ ------------
INCOME STATEMENT DATA:
Operating Revenues......  $2,247,625    $2,102,707   $2,056,116   $2,066,004   $2,015,121   $2,096,940
Operating Income........  $  433,281    $  441,896   $  450,186   $  411,297   $  412,017   $  482,813
Net Income..............  $  316,294    $  314,107   $  320,757   $  297,160   $  302,748   $  321,512
Ratios of Earnings to
 Fixed Charges..........        4.85          4.78         4.68         4.66         4.66         4.21

                                              AS OF SEPTEMBER 30, 1996
                                        --------------------------------------
                                          ACTUAL   RATIO  AS ADJUSTED(1) RATIO
                                        ---------- -----  -------------- -----
BALANCE SHEET DATA:
Long-Term Senior Debt (excluding cur-
 rent maturities)...................... $1,727,945  39.7%   $1,727,945    39.7%
Long-Term Subordinated Debt............        --    --         65,500     1.5
Preferred Stock Subject to Mandatory
 Redemption............................        624   0.0           --      --
Preferred Stock Not Subject to Manda-
 tory Redemption.......................    218,497   5.0       154,406     3.5
Common Stock Equity....................  2,406,831  55.3     2,406,831    55.3
                                        ---------- -----    ----------   -----
 Total Capitalization.................. $4,353,897 100.0%   $4,354,682   100.0%
                                        ========== =====    ==========   =====
Short-Term Debt and Current Maturities
 of
 Long-Term Debt........................ $   76,490          $   76,490
                                        ==========          ==========

--------
(1) Adjusted to reflect the issuance and sale of the Debentures and the redemption of certain shares of the Company's Preferred Stock with the proceeds thereof. See "Use of Proceeds."

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                               ----------------

                                 RISK FACTORS

  Prospective purchasers of Debentures should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

  SUBORDINATION OF DEBENTURES. The Debentures are unsecured obligations of the Company and are subordinate and junior in right of payment to Senior Indebtedness of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1.8 billion. There are no terms in the Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Debentures. A default with respect to, or the acceleration of, any other indebtedness of the Company will not constitute an Event of Default with respect to the Debentures. See "Description of New Debt Securities-- Subordination" in the accompanying Prospectus.

  OPTION TO EXTEND INTEREST PAYMENT PERIOD. The Company has the right under the Indenture (as defined herein) at any time and from time to time during the term of the Debentures, so long as an Event of Default has not occurred and is not continuing, to extend the interest payment period to a period not exceeding 10 consecutive semi-annual periods (an "Extension Period"). Semi-annual interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon at the same rate as specified for the Debentures to the extent permitted by applicable law) during any such Extension Period. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual periods or extend beyond the maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Certain Terms of the Debentures--Option to Extend Interest Payment Period."

  If the Company exercises its right to extend the interest payment period, the Company may not, during any such Extension Period, declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Therefore, the Company believes that the likelihood of extension of an interest payment period on the Debentures is remote.

  ACCRUALS OF INTEREST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. Should the Company so defer payment of interest, holders of the Debentures (even if they used the cash method of accounting for United States federal income tax purposes) would be required to accrue income (in the form of original issue discount) for United States federal income tax purposes even though interest was not being paid on a current basis. As a result, such holders would be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and would not receive the cash from the Company related to such income if such holders disposed of their Debentures prior to the record date for payment of interest. See "United States Taxation--Stated Interest and Original Issue Discount."

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debentures will be used to redeem the outstanding 330,001 shares of the Company's Preferred Stock, $7.44 Series of 1972, stated value $100 per share, which are redeemable at a redemption price of $101 per share, the outstanding 300,000 shares of the Company's Preferred Stock, $6.40 Series of 1967, stated value $100 per share, which are redeemable at a redemption price of $101.50 per share, the outstanding 6,240 shares of the Company's Preferred Stock, $6.30 Series of 1983, stated value $100 per share, which are redeemable at a redemption price of $100 per share, and the outstanding 3,000 shares of the Company's Preferred Stock, $5.50 Series B of 1983, stated value $100 per share, which are redeemable at a redemption price of $103.50 per share. Such redemptions are subject to the Company's closing the sale of the Debentures. Pending application to such redemptions, the net proceeds will be utilized temporarily to reduce short-term bank debt and to repay outstanding commercial paper or for other general corporate purposes.

                          RECENT MERGER DEVELOPMENTS

  On August 11, 1995, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with CIPSCO and Ameren Corporation ("Ameren"), a newly formed entity, 50% owned by the Company and 50% owned by CIPSCO, pursuant to which, among other things, the Company and CIPSCO will be merged with Ameren (the "Merger").

  On July 12, 1996, a joint agreement was filed with the Missouri Public Service Commission (the "MPSC") that recommends approval of the Merger. The Company, the MPSC staff, the Office of the Public Counsel, several customer groups and others signed the agreement. Agreement provisions include a new three-year alternative regulation plan that would run from July 1, 1998 to June 30, 2001. Like the current alternative regulation plan with the MPSC, the new plan provides that earnings over a 12.61 percent regulatory return on equity ("ROE") up to a 14 percent ROE would be shared equally between customers and shareholders. The new three-year plan would also return to customers 90 percent of all earnings above a ROE of 14 percent up to 16 percent. Earnings above a 16 percent ROE would be credited entirely to customers. Other agreement provisions include: recovery over a 10-year period of the Missouri portion of an estimated $71.5 million of Merger-related transaction and transition costs; a Missouri electric rate decrease, effective September 1, 1998, based on the weather-adjusted average annual credits to customers under the current alternative regulation plan with the MPSC; and an experimental retail wheeling pilot program for 100 megawatts of electric power to be filed by the Company no later than March 1, 1997. Also, as part of the agreement, the Company will not seek to recover in Missouri the merger premium. The exclusion of the merger premium from rates would not result in a charge to earnings. On September 25, 1996, the MPSC ordered that additional information be filed in November 1996 in connection with the Merger proceedings. The MPSC is expected to issue a decision on the Merger in early 1997.

  On October 16, 1996, the Federal Energy Regulatory Commission (the "FERC") set the proposed Merger for hearing. The FERC directed the presiding administrative law judge in the case to issue an initial decision no later than April 30, 1997. The FERC is expected to issue a final decision on the Merger by the end of 1997.

  On November 7, 1996, the Hearing Examiner for the Illinois Commerce Commission (the "ICC") issued a proposed order in connection with the Company's and CIPSCO's Merger proceedings. In the proposed order, the Hearing Examiner recommended that the Merger be approved. In addition, the Hearing Examiner recommended that a decision on the Company's and CIPSCO's proposals for sharing Merger savings be made after the Merger. The Company and CIPSCO will be required to file a rate case or alternative regulation plan within one year after closing of the Merger whereby an appropriate sharing of net Merger savings between stockholders and customers will be determined at that time. The Hearing Examiner also recommended that the Company's proposed transfer of its existing Illinois electric and gas facilities to CIPSCO be denied, but recommended that the joint dispatch agreement be approved. A final order from the ICC is expected by the end of 1996.

  The following selected unaudited pro forma financial information reflects the effects of combining the Company and CIPSCO into Ameren under the pooling of interests method of accounting.

                                12 MONTHS ENDED
                                 SEPTEMBER 30,
                                     1996          1995       1994       1993
                                --------------- ---------- ---------- ----------
                                                  (UNAUDITED)
                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Total revenues.................   $3,291,799    $3,127,316 $3,146,101 $3,138,944
Net income.....................   $  376,393    $  372,872 $  391,459 $  368,571
Earnings per share.............   $     2.74    $     2.72 $     2.85 $     2.69

  The pro forma financial information consolidates the financial results of Electric Energy Inc. ("EEI"), which effectively will be 60% owned by Ameren subsequent to the Merger as a result of the current ownership interests in EEI by the Company and CIPSCO. Additional pro forma information is included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                        CERTAIN TERMS OF THE DEBENTURES

  The following description of specific terms of the Debentures should be read in conjunction with the description of the general terms and provisions of the New Debt Securities set forth in the accompanying Prospectus under the caption "Description of New Debt Securities." The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of December 1, 1996, from the Company to Boatmen's Trust Company, as Trustee (the "Trustee"), as supplemented by resolutions of the Board of Directors of the Company and resolutions of the Executive Committee thereof. The Indenture, as so supplemented, is hereinafter referred to in this Prospectus Supplement as the "Indenture."

PRINCIPAL AMOUNT, INTEREST AND MATURITY

  The Debentures will be issued as a series of debt securities under the Indenture. The Debentures will be limited in aggregate principal amount to $65.5 million.

  The Debentures are to mature on December 15, 2036 and will bear interest at the rate per annum shown in the title thereof payable semi-annually in arrears on June 15 and December 15 in each year, commencing June 15, 1997 to the persons in whose names the Debentures are registered at the close of business on the relevant record dates, which will be the Business Day (as hereinafter defined) immediately preceding the relevant payment dates. For so long as the Debentures are registered in the name of DTC or its nominee, the principal and interest due on the Debentures will be payable by the Company or its agent to DTC for payment to its Participants (as defined herein) for subsequent disbursement to Beneficial Owners (as defined herein). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Interest will accrue from the date of original issuance or from the most recent interest payment date through which interest has been paid, as the case may be. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in New York City are authorized or obligated by law to close.

GLOBAL SECURITIES

  This discussion of DTC and its book-entry system supplements the discussion of depositary arrangements in "Global Securities" in the accompanying Prospectus.

  DTC will act as securities depositary for the Debentures. The Debentures will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered Debenture certificates will be issued as Global Securities for the Debentures, in the aggregate principal amount of the Debentures, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct

Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

  To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

  DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Debenture certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debenture certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system is based upon information obtained from DTC, and neither the Company, the Underwriter nor the Trustee takes any responsibility for the accuracy thereof.

  Neither the Company, the Trustee nor the Underwriter will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debentures, or payments to, or the providing of notice for, Participants or Beneficial Owners.

REDEMPTION

  The Debentures will not be redeemable prior to December 15, 2006. Thereafter, the Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2006 at the following redemption prices (in each case expressed in percentages of principal amount):

       IF REDEEMED DURING 12 MONTH                                    REDEMPTION
       PERIOD BEGINNING DECEMBER 15,                                    PRICE
       -----------------------------                                  ----------
       2006..........................................................       %
       2007..........................................................
       2008..........................................................
       2009..........................................................
       2010..........................................................
       2011..........................................................
       2012..........................................................
       2013..........................................................
       2014..........................................................
       2015..........................................................
       2016 and thereafter...........................................    100%

in each case, upon not less than 30 nor more than 60 days' notice and together with accrued interest to the redemption date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company shall have the right at any time and from time to time during the term of the Debentures to extend the interest payment period to a period not exceeding 10 consecutive semi-annual periods, and at the end of such Extension Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the same rate as specified for the Debentures to the extent permitted by applicable law); provided, however, that during any such Extension Period the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual periods or extend beyond the maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company shall give the holders of the Debentures and the Trustee written notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the succeeding next interest payment date and (ii) the date the Company is required to give notice to holders of the Debentures (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organization) of the record or payment date of such interest payment, but in any event not less than two Business Days prior to such record date.

SUBORDINATION

  The obligations of the Company under the Debentures are subordinate and junior in right of payment to Senior Indebtedness of the Company in accordance with the provisions described in the accompanying

Prospectus under the caption "Description of New Debt Securities-- Subordination." As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1.8 billion.

PAYING AGENT AND REGISTRAR

  Initially, the Company will act as Paying Agent and Registrar for the Debentures.

                            UNITED STATES TAXATION

  The following summary describes the principal United States federal income tax consequences of the purchase, ownership and disposition of Debentures. This summary only addresses Debentures held as capital assets by United States Holders (as defined below) that acquire Debentures on their original issue at their original offering price, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, persons holding Debentures as part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. As used herein, a "United States Holder" means a beneficial owner of Debentures that is a citizen or resident of the United States, a corporation or partnership organized in or under the laws of the United States, any state thereof or the District of Columbia, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  The statements of law or legal conclusion set forth in this summary constitute the opinion of Winthrop, Stimson, Putnam & Roberts, special tax counsel to the Company. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings, pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change. Any such change, which may be retroactive, may cause the United States federal income tax consequences to vary substantially from the consequences described below. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and the authorities on which this summary is based are subject to various interpretations. It is, therefore, possible that the United States federal income tax treatment of the purchase, ownership and disposition of Debentures may differ from the treatment described below.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

  Under new Treasury Regulations applicable to debt instruments issued on or after August 13, 1996, generally, stated interest on a debt instrument will give rise to original issue discount ("OID") unless the likelihood of late payment or nonpayment is a "remote contingency." Under the Indenture, the Company has the right to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the maturity of the Debentures. The Company believes that the likelihood of it exercising its option to defer payments of interest is remote because exercising the option would, among other things, prevent the Company from declaring dividends on its capital stock. Accordingly, the Company believes that the Debentures should be considered as issued without OID and, therefore, except as set forth below, stated interest on Debentures will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

  Notwithstanding the foregoing, should the Company exercise its right to defer payments of interest, the Debentures would at that time be treated as having been reissued with OID. Consequently, United States Holders

(even if they used the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis for as long as the Debentures remained outstanding, including any Extension Periods. The amount of OID that would accrue in any semi-annual period would approximately equal the amount of interest that accrues in that semi-annual period at the stated interest rate. A United States Holder that disposed of Debentures before the record date for the payment of interest following an Extension Period would include interest in gross income as it accrued on the Debentures but would not receive any interest payments related thereto from the Company.

SALE OR REDEMPTION OF DEBENTURES

  Gain or loss will be recognized by a United States Holder on a sale of Debentures (including a redemption) in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest not previously included in income as interest or OID) and the United States Holder's adjusted tax basis in the Debentures sold or redeemed. The tax basis of a United States Holder in its Debentures would be increased by any OID included in income and decreased by any subsequent payments of interest. A United States Holder that disposed of Debentures during an Extension Period may recognize a capital loss because the market value of the Debentures may not fully reflect interest accrued as OID during such Extension Period. Gain or loss recognized by a United States Holder on Debentures held for more than one year will generally be taxable as long-term capital gain or loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The amount of interest paid or OID accrued, if any, on Debentures held of record by United States Holders (other than corporations and other exempt holders) will be reported annually to the IRS. It is anticipated that such interest or OID will be reported to holders on Form 1099 and delivered by January 31 following each calendar year.

  "Backup withholding" at a rate of 31% will apply to payments of interest to non-exempt United States Holders unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

  Payment of the proceeds from the disposition of Debentures to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is furnished to the IRS.

                                 UNDERWRITING

  Lehman Brothers Inc. (the "Underwriter") has agreed to purchase and the Company has agreed to sell to the Underwriter the Debentures. The Underwriting Agreement provides that the obligation of the Underwriter is subject to certain conditions precedent, and that the Underwriter will be obligated to purchase all of the Debentures if any are purchased.

  The Company has been advised by the Underwriter that it proposes to offer the Debentures to the public initially at the price to public set forth on the cover page of this Prospectus Supplement and to certain dealers at such price
less a concession not in excess of     % of the principal amount of the
Debentures; that the Underwriter and such dealers may reallow a discount not
in excess of     % of the principal amount of the Debentures on sales to
certain other dealers; and that after the initial public offering, the price to public and concession and discount to dealers may be changed by the Underwriter.

  The Debentures are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Debentures, as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriter. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Debentures.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

  Statements as to United States taxation in this Prospectus Supplement under the caption "United States Taxation" have been passed upon for the Company by Winthrop, Stimson, Putnam & Roberts, acting as special tax counsel to the Company, and are stated herein on their authority as experts. Such firm is also acting as counsel to the Underwriter in connection with the offering of the Debentures.

PROSPECTUS

                                 $225,000,000

                            UNION ELECTRIC COMPANY

                             FIRST MORTGAGE BONDS
                                DEBT SECURITIES
                               ----------------

  Union Electric Company (the "Company") intends to offer from time to time, in one or more transactions, up to $225,000,000 aggregate principal amount of First Mortgage Bonds (the "New Bonds") and other debt securities (the "New Debt Securities", and together with the New Bonds, the "Securities") or any combination thereof, in one or more series at prices and on terms to be determined at the time or times of sale. The aggregate principal amount, rate of interest (which may be fixed or variable) or method of calculation thereof, interest payment dates, maturity, initial public offering price, provision of security, any terms for redemption, any sinking fund provisions, any subordination or interest deferral provisions (in the case of the New Debt Securities only), the names of any underwriters or agents, the principal amounts to be purchased by underwriters, the compensation of such underwriters or agents and other specific terms of each series of Securities in respect of which this Prospectus is being delivered (the "Offered Bonds" or the "Offered Debt Securities", as the case may be, and together, the "Offered Securities") will be set forth, to the extent applicable, in an accompanying prospectus supplement (the "Prospectus Supplement"). If applicable to the Offered Securities, the Prospectus Supplement will also contain information concerning certain United States federal income tax considerations.
                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

  The Company intends to sell the Securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and the principal amounts to be purchased by or through, underwriters, dealers or agents, if any, the compensation of such persons and other special terms in connection with the offering and sale of such Offered Securities will be set forth in the Prospectus Supplement. See "Plan of Distribution" herein.
                               ----------------

                The date of this Prospectus is December 3, 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning directors and officers, their remuneration, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company is disclosed in reports of the Company filed with the Commission. Such reports and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Suite 1400, Chicago, Illinois; or in the Public Reference Room, 13th Floor, 7 World Trade Center, New York, New York. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected and copied at the office of the New York Stock Exchange, 20 Broad Street, New York, New York. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-2967), are incorporated herein by reference:

  (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Form 10-K Annual Report"); and

  (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Form 10-Q Reports").

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents; provided that all documents so filed in each year during which the offering made by this Prospectus is in effect shall not be incorporated herein by reference or be a part hereof from and after the date of filing of the Company's Annual Report on Form 10-K for such year.

  Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. JAMES C. THOMPSON, SECRETARY, UNION ELECTRIC COMPANY, P.O. BOX 149, ST. LOUIS, MISSOURI 63166, OR TELEPHONE (314) 621-3222. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE.

  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                  THE COMPANY

  The Company, incorporated in Missouri in 1922, is successor to a number of companies, the oldest of which was organized in 1881. It is the largest electric utility in the State of Missouri and supplies electric service in territories in Missouri and Illinois having an estimated population of 2,600,000 within an area of approximately 24,500 square miles, including the greater St. Louis area. Retail gas service is supplied in 90 Missouri communities and in the City of Alton, Illinois and vicinity. The Company's principal office is at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and its telephone number is (314) 621-3222.

  On August 11, 1995, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with CIPSCO Incorporated ("CIPSCO") and Ameren Corporation ("Ameren"), a newly formed entity, 50% owned by the Company and 50% owned by CIPSCO, pursuant to which, among other things, the Company and CIPSCO will be merged with Ameren (the "Merger"). Subsequent to the Merger, the Company and Central Illinois Public Service Company and CIPSCO Investment Company (wholly owned subsidiaries of CIPSCO), will continue as wholly owned subsidiaries of Ameren. The holders of the common stock of the Company and CIPSCO will receive shares of Ameren in the Merger. The Merger is expected to be tax-free for income tax purposes and will be accounted for under the "pooling of interests" method of accounting.

  After the Merger, Ameren will become a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended. In December 1995, the Merger was approved by the shareholders of the Company and CIPSCO. However, the Merger is still conditioned upon, among other things, receipt of certain regulatory and governmental approvals.

  Consummation of the Merger will not affect the Company's obligation with respect to the Securities or its other indebtedness.

                                USE OF PROCEEDS

  As more specifically set forth in the applicable Prospectus Supplement, the Company proposes to apply the proceeds from the sale of the Offered Securities to redeem, discharge or refund existing long-term debt or preferred stock or to reimburse the Company's treasury for expenditures made for such purposes, or to repay all or a portion of short-term borrowings outstanding.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                       TWELVE MONTHS ENDED
                1991       1992       1993       1994       1995       SEPTEMBER 30, 1996
                ----       ----       ----       ----       ----       -------------------
                4.21       4.66       4.66       4.68       4.78              4.85

  For the purpose of computing the ratio of earnings to fixed charges, earnings consist of net income plus taxes based on income and fixed charges. Fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and a portion of rentals which is deemed representative of the interest factor.

                           DESCRIPTION OF NEW BONDS

  GENERAL. The New Bonds are to be issued under the Indenture of Mortgage and Deed of Trust dated June 15, 1937 between the Company and Boatmen's Trust Company, as trustee (the "Mortgage Trustee"), as amended and supplemented by supplemental indentures, including one or more supplemental indentures relating to the Offered Bonds (collectively, the "Mortgage").

  The following statements about the Mortgage, the New Bonds and the mortgage indentures of two of the Company's former utility subsidiaries are summary outlines of provisions contained therein, do not purport to be complete and are qualified in their entirety by reference thereto. The specific references below are to provisions of the Mortgage unless otherwise indicated. Certain terms used below without definition are defined in the Mortgage. The term "Bonds" refers to all Bonds (including the New Bonds) issued under the Mortgage. Copies of the Mortgage (other than supplemental indentures thereto that only convey property) and the mortgage indentures and supplements and amendments thereto of two of the Company's former utility subsidiaries are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Reference is made to the applicable Prospectus Supplement for a series of the New Bonds for a description of the following terms of such series of New Bonds in respect of which this Prospectus is being delivered: (i) the title (series designation) of such New Bonds; (ii) the date or dates on which the principal of such New Bonds is payable; (iii) the rate or rates at which such New Bonds will bear interest; the date or dates from which such interest will accrue; the dates on which such interest will be payable and the regular record dates for the interest payable on such interest payment dates; (iv) the bases on which the New Bonds will be issued; (v) the option, if any, of the Company to redeem such New Bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such New Bonds may be redeemed; (vi) the obligation, if any, of the Company to redeem or purchase such New Bonds pursuant to any sinking fund or at the option of the holder and the terms and conditions upon which such New Bonds will be redeemed pursuant to such obligation; and (vii) any other terms of such New Bonds not inconsistent with the provisions of the Mortgage.

  The New Bonds are to be issued as registered Bonds without coupons in denominations of $1,000 or multiples thereof. The New Bonds may be exchanged for other New Bonds of different authorized denominations and may be transferred without charge to the holders thereof other than for applicable governmental taxes. Notwithstanding the foregoing, the Company shall not be required to transfer or exchange any New Bond (i) during a period beginning at the opening of business 15 days before any selection of New Bonds to be redeemed and ending at the close of business on the day notice of redemption is mailed, or (ii) called or being called for redemption in whole or in part, except, in the case of any New Bond to be redeemed in part, the portion thereof not so to be redeemed.

  The Company reserves the right to provide in the supplemental indenture for any Offered Bonds to permit the issuance of such Offered Bonds in book-entry form. See "Global Securities" herein.

  Principal and interest are payable at the office of the Company in St. Louis, Missouri, provided that, at the option of the Company, interest may be paid by checks mailed to the registered owners of the New Bonds. Interest, other than defaulted interest, will be payable to the person in whose name any New Bond is registered at the close of business on the 15th day of the month next preceding a month containing an interest payment date (or, if such 15th day shall be a legal holiday in the State of New York or in the State of Missouri or a day when banking institutions in the Borough of Manhattan, The City of New York, or St. Louis, Missouri are authorized by law to close, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close). See also "Global Securities" herein.

  There is no improvement, maintenance or analogous fund for the New Bonds similar to the funds provided for one outstanding series of Bonds. The holders of the outstanding Bonds will not have any specific contractual protection in the event the Company becomes involved in a highly leveraged transaction.

  SECURITY. In the opinion of the Vice President and General Counsel of the Company, the New Bonds will be secured, together with all other Bonds now or hereafter issued under the Mortgage, by a valid and direct first lien (subject to certain leases, Permitted Liens and other minor defects) on substantially all the properties and franchises of the Company other than cash, accounts receivable and other liquid assets, securities not specifically pledged and electric energy, materials, supplies or other products produced or purchased by the Company for use, sale or lease, and certain properties acquired in the 1983 mergers with two former utility subsidiaries, which properties are subject to the prior liens of their respective indentures.

  The Mortgage contains provisions subjecting after-acquired property (with certain exceptions) to the lien of the Mortgage. The indentures of the merged subsidiaries subject to the prior lien thereof after-acquired property constituting (with certain exceptions) additions, extensions, improvements, repairs, and replacements appurtenant to properties acquired in the mergers, and one such indenture subjects to the lien thereof after-acquired property situated in the territory formerly served by the former subsidiary.

  ISSUANCE OF ADDITIONAL BONDS. Additional Bonds ranking equally with the New Bonds may be issued up to (i) 60% of the Net Bondable Value of Property Additions not subject to an Unfunded Prior Lien, (ii) the amount of Bonds retired or to be retired (except out of trust estate money) or (iii) the amount of cash deposited with the Mortgage Trustee for such purpose, which cash may thereafter be withdrawn upon the same basis that additional Bonds are issuable under (i) and (ii). (Arts. III and VIII.) Unless otherwise stated in the applicable Prospectus Supplement, the Offered Bonds will be issued against the deposit of cash, which cash will be concurrently withdrawn under clause
(ii) above. At September 30, 1996, the aggregate principal amount of Bonds issuable under clause (i) above was approximately $1.2 billion (without giving effect to the issuance of New Bonds), and approximately $665 million principal amount of Bonds could be issued under clause (ii) above.

  Additional Bonds may not be issued (i) unless Net Earnings of the Company Available for Interest and Property Retirement Appropriations for 12 consecutive months within the 15 months preceding such issuance shall have been equal to the greater of twice the annual interest charges on, or 10% of the principal amount of, all Bonds and Prior Lien Bonds then outstanding and then being issued, nor (ii) unless Net Earnings of the Company Available for Interest After Property Retirement Appropriations for such periods shall have been equal to twice the annual interest on all such Bonds and Prior Lien Bonds. Such earnings tests need not be complied with to issue Bonds to refund Bonds theretofore issued, or to refund a Prior Lien which simultaneously becomes a Funded Prior Lien upon the Property Additions made on the basis of such application, if application to issue additional Bonds for either of these two purposes is made at any time after a date two years prior to the maturity of the Bonds or Prior Lien Bonds being refunded. (Art. III, Secs. 3, 4 and 6;
           Supplemental Indenture, Art. IV, Sec. 4.) The ratio under the test set forth under (ii) above, which is more restrictive than the test set forth under (i) above, was 6.6 for the twelve months ended September 30, 1996, and would permit the Company (without giving effect to the issuance of the New Bonds) to issue an additional $3.0 billion of First Mortgage Bonds (7.5% annual interest rate assumed). Net Earnings of the Company Available for Interest After Property Retirement Appropriations is defined as total operating revenues and net non-operating revenues, less operating expenses (other than income taxes) and less the greater of (i) the provisions for depreciation and expenditures for maintenance and repairs for the period in question or (ii) 15% of gross operating revenues (as defined) for the period in question. [(July 1956 Supplemental Indenture, Art. V, Sec. 2.)]

  Prior Lien Bonds secured by an Unfunded Prior Lien (such as bonds issuable under the indentures of the two former utility subsidiaries discussed above under "Security") may be issued under the circumstances and subject to the conditions and limitations contained in the Mortgage and the subsidiaries' indentures referred to above. (Art. IV, Secs. 15 and 16;
Supplemental Indenture, Art. IV, Sec. 4.) The Company has no plans to issue any such bonds and is in the process of extinguishing the lien of one of the subsidiaries' indentures, under which no bonds are outstanding.

  DIVIDEND RESTRICTION. There are no dividend restrictions applicable to the New Bonds. However, so long as Bonds of certain prior series are outstanding, the Company will not declare any dividend on its Common Stock (other than in Common Stock) or make any distribution on or acquire for value any of its Common Stock (otherwise than in exchange for, or out of proceeds of sale of, Common Stock) if the amount thereof, together with the aggregate of all payments made since June 30, 1961 would exceed $22,700,000 plus the net income applicable to the Common Stock subsequent to June 30, 1961. (See, e.g., May 1990 Supplemental Indenture, Art. IV, Sec. 6.)

  MODIFICATION OF THE MORTGAGE. With the consent of the holders of 80% of the Bonds and 80% in amount of Bonds of each affected series if less than all are affected, the Mortgage may be changed except to affect the terms of payment of the principal or interest on any Bond or to reduce the percentage of Bondholders required to effect any change. (Art. XV.) The Company has reserved the right to amend the Mortgage without any consent or other action by holders of Bonds of any series created by the Supplemental Indenture of August 16, 1976, or by any supplemental indenture dated thereafter, including the holders of the New Bonds, so as to substitute for the foregoing provision a provision to the effect that the Mortgage may be modified or altered and the rights of the holders of Bonds may be affected with the consent of the holders of 60% of the Bonds; and if less than all series of Bonds are affected, the consent also of the holders of 60% of the Bonds of each series affected. Additionally, the Company has reserved the right to amend the Mortgage, as supplemented, to authorize amendments thereto by an appropriate written consent of the holders of 60% of the Bonds without a meeting of such Bondholders. (
Supplemental Indenture, Art. VII.)

  The Mortgage may be amended without a meeting of Bondholders to cure ambiguities or defects and may be so modified under certain other circumstances, provided that no such modification shall impair any of the rights of the Bondholders or of the Mortgage Trustee.

  Insofar as the holders of the Bonds of all series issued subsequent to the February 1974 Supplemental Indenture, including the New Bonds, are concerned, the Mortgage is amended by the February 1974 Supplemental Indenture (Art. VII.) to include construction work in progress on nuclear facilities and
nuclear fuel as bondable property. (           Supplemental Indenture, Art.
VI.)

  DEFAULTS. Defaults are defined as being: default in payment of principal; default for 30 days in payment of interest or satisfaction of the Company's obligations respecting any sinking, improvement, maintenance or analogous fund; default in payment of principal of, or interest on, any Prior Lien Bonds; certain events in bankruptcy, insolvency or reorganization; default in other covenants for 60 days after notice by the Mortgage Trustee or the holders of 15% of the outstanding Bonds; failure under certain circumstances to discharge, or provide for, judgments; or termination of corporate franchise without continuance of business by a successor corporation. (Art. IX, Sec. 1.)

  The Mortgage Trustee or the holders of not less than 25% of the outstanding Bonds may declare the entire principal due on default, but the holders of a majority of outstanding Bonds may annul such declaration if such default has been cured. (Art. IX, Sec. 1.) The Mortgage Trustee is required to enforce the lien of the Mortgage upon request of the holders of a majority in amount of the outstanding Bonds on default. (Art. IX, Sec. 4.) The Mortgage Trustee has no obligations to exercise any of its trusts or powers at the request of any of the Bondholders unless indemnified to its satisfaction, but the Mortgage Trustee is not relieved of its obligation to act upon the occurrence of an event of default. (Art. XIII, Sec. 1.)

  The Mortgage provides that the Mortgage Trustee, within 90 days after the occurrence of any default thereunder with respect to a series of New Bonds, is required to give the holders of such series notice of any default known to it, unless cured or waived; provided, however, that except in the case of a default in the payment of principal, interest or any sinking fund installment, if any, on any New Bonds of such series, the Mortgage Trustee may withhold such notice if the Mortgage Trustee and the Board of Directors determine that it is in the interest of such holders to do so. (Art. XIII, Sec. 3.)

  EVIDENCE TO BE FURNISHED TO THE MORTGAGE TRUSTEE. Compliance with Mortgage provisions is evidenced by written statements by Company officers, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent). The Company is required to file various certificates and other reports annually, including, without limitation, an annual certificate evidencing compliance with all conditions and covenants without regard to any period of grace or notice requirements, and in certain events.

  CONCERNING THE MORTGAGE TRUSTEE. The Mortgage Trustee under the Mortgage is Trustee under the Indenture and the trustee under a trust agreement establishing a pension trust for the payment of retirement income for employees of the Company. The Mortgage Trustee also serves as trustee for the Company's Savings Investment Plan and nuclear decommissioning trust. John Peters MacCarthy, a director of the Company, is also a director of the Mortgage Trustee.

                      DESCRIPTION OF NEW DEBT SECURITIES

  GENERAL. The New Debt Securities may be issued in one or more new series under an Indenture or Indentures (the "Indenture") between the Company and Boatmen's Trust Company, as trustee (the "Trustee"). The following statements about the Indenture, one or more supplemental indentures, board resolutions or officer's certificates establishing the New Debt Securities and the New Debt Securities (the forms of each of which are filed, or will be filed, as exhibits to the Registration Statement of which this Prospectus forms a part, or as an exhibit to a Current Report on Form 8-K to be incorporated by reference in this Prospectus) are summary outlines of provisions contained therein, do not purport to be complete and are qualified in their entirety by reference thereto. Such statements make use of the terms defined in the Indenture and are qualified in their entirety by express reference to the sections of the Indenture cited herein.

  The New Debt Securities will be unsecured obligations of the Company and, if so provided in the Prospectus Supplement relating to a particular series of New Debt Securities, will be subordinated obligations of the Company (the "Subordinated New Debt Securities"). Except as may otherwise be described in the Prospectus Supplement, separate Indentures will be used for Subordinated Debt Securities (the "Subordinated Indenture") and for New Debt Securities that are not Subordinated New Debt Securities.

  Reference is made to the Prospectus Supplement relating to any particular issue of Offered New Debt Securities for the following terms: (1) the title of such Offered New Debt Securities; (2) any limit on the aggregate principal amount of such Offered Debt Securities or the series of which they are a part;
(3) the date or dates on which the principal of any of such Offered Debt Securities will be payable; (4) the rate or rates (which may be fixed or variable) and/or the method of determination of such rate or rates at which any of such Offered Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of, premium, if any, and interest on any of such Offered Debt Securities will be payable; (6) the period or periods within which the terms and conditions upon which any Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation or obligations, if any, of the Company to redeem or purchase any Offered Debt Securities pursuant to any mandatory redemption provisions or at the option of the Holder thereof, and the terms and conditions upon which any Offered Debt Securities shall be redeemed or purchased; (8) the denominations in which any of Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount payable in respect of principal of or any premium or interest on such Offered Debt Securities may be determined with reference to an index or other fact or event ascertainable outside the Indenture, the manner in which such amounts will be determined;
(10) if other than the principal amount thereof, the portion of the principal amount of any Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (11) the terms, if any, pursuant to which such Offered Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (12) if such Offered Debt Securities are to be issued in global form,
(i) any limitations on the rights of the Holder or Holders of such Offered Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Offered Debt Securities; (13) any addition to the Events of Default applicable to such Offered Debt Securities and any addition to the covenants of the Company for the benefit of the Holders of such Offered Debt Securities; (14) any interest deferral provisions; and (15) any other terms of such Offered Debt Securities of such series, or any Tranche thereof, not inconsistent with the provisions of the Indenture. (Sec. 301.)

  New Debt Securities may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to New Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any New Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

  The Company reserves the right to provide in the supplemental indenture or board resolutions for any series of Offered Debt Securities to permit the issuance of such Offered Debt Securities in book-entry form. See "Global Securities" herein.

  Except as may otherwise be described in the Prospectus Supplement, the covenants contained in the Indenture would not afford Holders of New Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

  SUBORDINATION. If so provided in the applicable Prospectus Supplement, the Subordinated Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of the Company.

  No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the Holders of the Subordinated Debt Securities are entitled to receive or retain any payment. (Sec. 1502.) The rights of the Holders of the Subordinated Debt Securities will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. (Sec. 1504.)

  The term "Senior Indebtedness" is defined in the Subordinated Indenture to mean obligations (other than non-recourse obligations, the indebtedness issued under the Subordinated Indenture and other indebtedness which is expressly made subordinate to or pari passu with the Subordinated Debt Securities) of, or guaranteed or assumed by, the Company for borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the Subordinated Debt Securities)) or for the payment of money relating to any lease which is capitalized on the balance sheet of the Company in accordance with generally accepted accounting principles as in effect from time to time, or indebtedness evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Subordinated Indenture or subsequently incurred by the Company.

  The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that the Company may issue. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1.8 billion.

  FORM, EXCHANGE, AND TRANSFER. Unless otherwise specified in the applicable Prospectus Supplement, the New Debt Securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Secs. 201 and 302.)

  At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to global securities, New Debt Securities of any series will be exchangeable for other New Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Sec. 305.)

  Subject to the terms of the Indenture and the limitations applicable to global securities, New Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. The Company may designate itself the Security Registrar. No service charge will be made for any registration of transfer or exchange of New Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Sec. 305.) Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any New Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the New Debt Securities of each series. (Sec. 602.)

  The Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security or any Tranche thereof during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Sec. 305.)

  PAYMENT AND PAYING AGENTS. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Sec. 307.)

  Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the New Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the Company, at its office in St. Louis, Missouri, will be designated as the sole Paying Agent for payments with respect to New Debt Securities of each series. Any other Paying Agents initially designated by the Company for the New Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the New Debt Securities of a particular series. (Sec. 602.)

  All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Sec. 603.)

  REDEMPTION. Any terms for the optional or mandatory redemption of New Debt Securities will be set forth in the applicable Prospectus Supplement or a supplement thereto. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to New Debt Securities that are redeemable at the option of the Holder, New Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the New Debt Securities of a series, or any Tranche thereof, are to be redeemed, the particular New Debt Securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Secs. 403 and 404.)

  Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such New Debt Securities and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such New Debt Securities. (Sec. 404.)

  CONSOLIDATION, MERGER AND SALE OF ASSETS. The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be a Person organized and validly existing under the laws of any domestic jurisdiction and such Person expressly assumes the Company's obligations on the New Debt Securities and under the Indenture,
(ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture. (Sec. 1101.)

  EVENTS OF DEFAULT. Unless otherwise specified in the applicable Prospectus Supplement, each of the following will constitute an Event of Default under the Indenture with respect to New Debt Securities of any series: (a) failure to pay any interest on any New Debt Securities of such series within 60 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on any Debt Security of such series within three Business Days after the same becomes due and payable; (c) failure to perform or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of New Debt Securities other than such series) for 60 days after written notice to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 33% in principal amount of the New Debt Securities of such series outstanding under the Indenture as provided in the Indenture; (d) certain events of bankruptcy, insolvency or reorganization; and (e) any other Event of Default specified in the applicable Prospectus Supplement with respect to New Debt Securities of particular series. (Sec. 801.)

  No Event of Default with respect to the New Debt Securities necessarily constitutes an Event of Default with respect to the New Debt Securities of any other series issued under the Indenture.

  If an Event of Default with respect to any series of New Debt Securities occurs and is continuing, then either the Trustee or the Holders of not less than 33% in principal amount of the Outstanding New Debt Securities of such series may declare the principal amount (or if the New Debt Securities of such series are discount notes or similar New Debt Securities, such portion of the principal amount as may be specified in the applicable Prospectus Supplement) of all of the New Debt Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of New Debt Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Debt Securities of any one of such series.

  At any time after the declaration of acceleration with respect to the New Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

  (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

    (1) all overdue interest on all New Debt Securities of such series;

    (2) the principal of and premium, if any, on any New Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such New Debt Securities;

    (3) interest upon overdue interest at the rate or rates prescribed therefor in such New Debt Securities, to the extent that payment of such interest is lawful; and

    (4) all amounts due to the Trustee under the Indenture;

  (b) any other Event or Events of Default with respect to the New Debt Securities of such series, other than the nonpayment of the principal of the New Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Sec. 802.)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sec. 903.) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding New Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Sec. 812.)

  No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the New Debt Securities of such series, (ii) the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of such series have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Sec. 807.) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Sec. 808.)

  The Company will be required to furnish to the Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture. (Sec. 606.)

  MODIFICATION AND WAIVER. Without the consent of any Holder of New Debt Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and the New Debt Securities; or (b) to add one or more covenants of the Company or other provisions for the benefit of the Holders of all or any series of Outstanding Debt Securities or to surrender any right or power conferred upon the Company by the Indenture; or (c) to add any additional Events of Default with respect to all or any series of Outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of New Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining Outstanding under the Indenture; or (e) to provide collateral security for the New Debt Securities; or (f) to establish the form or terms of New Debt Securities of any series as permitted by the Indenture; or (g) to evidence and provide for the acceptance of appointment of a successor Trustee under the Indenture with respect to the New Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of New Debt Securities; or (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on any New Debt Securities shall be payable, (2) any New Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of New Debt Securities and the Indenture may be served; or (j) to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of New Debt Securities of any series in any material respect. (Sec. 1201.)

  The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Sec. 607.) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Sec. 813.)

  Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Sec. 1201.)

  Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the New Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of New Debt Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the New Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the New Debt Securities of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of New Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of New Debt Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the New Debt Securities of any other series or Tranche. (Sec. 1202.)

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) New Debt Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all Securities Outstanding under this Indenture, or all Outstanding Securities of each such series and each such Tranche, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding; (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Indenture; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the Dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (ii) above, of the amount described in such clause). (Sec. 101.)

  If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security. (Sec. 104.)

  SATISFACTION AND DISCHARGE; DEFEASANCE. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture, with respect to any and all series of New Debt Securities (except for certain specified surviving obligations) will be discharged and canceled upon the satisfaction of certain conditions, including: (a) the payment in full of the principal of (and premium, if any) and interest on all series of the New Debt Securities or the deemed payment in full of such New Debt Securities, as described below; (b) the payment by the Company of all other sums required under the Indenture; and
(c) the delivery of a certificate by the Company to the Trustee stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

  In addition, the Company may at any time (i) terminate certain of its obligations under the Indenture with respect to New Debt Securities of any series ("legal defeasance") or (ii) terminate its obligations under certain covenants set forth in the Indenture with respect to New Debt Securities of any series (after which any omission to comply with such obligations shall not constitute a Default with respect to such New Debt Securities) ("covenant defeasance"). To exercise either legal defeasance or covenant defeasance, the Company must irrevocably deposit in trust with the Trustee, for the benefit of the Holders, cash or Eligible Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium and interest, if any, due and to become due on the New Debt Securities of such series on or prior to their redemption or maturity date in accordance with the terms of the Indenture and such New Debt Securities; provided that either (i) such money or the proceeds of such Eligible Obligations shall have been on deposit with the Trustee for a period of at least 90 days, or (ii) the Trustee shall have received an Opinion of Counsel to the effect that payments to Holders with such moneys as proceeds are not recoverable as a preference under any applicable United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors. The Company must also comply with certain other conditions, including the delivery of an Opinion of Counsel to the effect that the Holder of such Debt Securities will not realize income, gain or loss for federal income tax purposes as a result of such defeasance, and will realize income, gain or loss on the New Debt Securities, including payments of interest thereon, on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance, the Opinion of Counsel must be accompanied by a ruling of the Internal Revenue Service issued to the Company, or based on a change in law or regulation occurring after the date of the Indenture. Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

  GOVERNING LAW. The Indenture and the New Debt Securities will be governed by and construed in accordance with the law of the State of New York. (Sec. 112.)

  CONCERNING THE TRUSTEE. The Trustee under the Indenture is the Mortgage Trustee under the Mortgage and the trustee under a trust agreement establishing a pension trust for the payment of retirement income for employees of the Company. The Trustee also serves as trustee for the Company's Savings Investment Plan and nuclear decommissioning trust. John Peters MacCarthy, a director of the Company, is also a director of the Trustee.

                               GLOBAL SECURITIES

  Some or all of the New Bonds or New Debt Securities of any series may be represented, in whole or in part, by one or more global securities (each, a "Global Security") which will have an aggregate principal amount equal to that of the New Bonds or New Debt Securities represented thereby. Each Global Security will be registered in the name of a depositary (the "Depositary") or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Mortgage or the Indenture.

  As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Securities represented thereby for all purposes under the Securities and the Mortgage or the Indenture as the case may be. Except in limited circumstances, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Security or any Securities represented thereby for any purpose under the Securities or the Mortgage or the Indenture as the case may be. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

  Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Mortgage Trustee under the Mortgage, the Trustee under the Indenture, or any agents of each of the foregoing, will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Form 10-K Annual Report, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The statements as to matters of law and legal conclusions included in the Company's Form 10-K Annual Report and the Form 10-Q Reports incorporated by reference in this Prospectus, and such statements included in this Prospectus under "Description of the New Bonds" have been prepared under the supervision of, and reviewed by, William E. Jaudes, Vice President and General Counsel of the Company and such statements are made and incorporated or included herein in reliance on the authority of Mr. Jaudes as an expert. Mr. Jaudes is a full-time employee of the Company, and at September 30, 1996, owned 5,420 shares of the Company's Common Stock.

                                LEGAL OPINIONS

  The legality of the Securities will be passed upon for the Company by William E. Jaudes, Vice President and General Counsel of the Company. Certain legal matters will be passed upon for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities in any of three ways: (i) through underwriters or dealers, (ii) directly to a limited number of purchasers or to a single purchaser or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of a particular series of the Offered Securities, including the name or names of any underwriters, the purchase price of such Offered Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price of the Offered Securities, any discounts or concessions allowed or reallowed or paid to dealers, and the extent, if any, to which underwriters intend to make a market in the Offered Securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

  If Securities are sold through agents designated by the Company, the applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

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  No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement in connection with the offer made by the Prospectus and this Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. The Prospectus and this Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus or this Prospectus Supplement nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Selected Information.......................................................  S-2
Risk Factors...............................................................  S-4
Use of Proceeds............................................................  S-4
Recent Merger Developments.................................................  S-5
Certain Terms of the Debentures............................................  S-6
United States Taxation.....................................................  S-9
Underwriting............................................................... S-10
Legal Matters.............................................................. S-11
                                   Prospectus
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of New Bonds...................................................    3
Description of New Debt Securities.........................................    7
Global Securities..........................................................   14
Experts....................................................................   15
Legal Opinions.............................................................   15
Plan of Distribution.......................................................   15

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                                  $65,500,000

                             UNION ELECTRIC COMPANY


                                SERIES A SKIS/(SM)/
                                  % SUBORDINATED
                           CAPITAL INCOME SECURITIES
                             (SERIES A SUBORDINATED
                        DEFERRABLE INTEREST DEBENTURES)


                              -------------------

                             PROSPECTUS SUPPLEMENT
                               DECEMBER   , 1996
                              -------------------



                                LEHMAN BROTHERS

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